UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report (Date of earliest event reported) May 8, 2006



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



             STATE OF DELAWARE                  1-143           38-0572515
             -----------------                  -----           ----------
         (State or other jurisdiction of     (Commission     (I.R.S. Employer
         Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                  48265-3000
      -----------------------------------------                  ----------
      (Address of Principal Executive Offices)                   (Zip Code)




        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








================================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
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ITEM 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

On May 8, 2006, General Motors Corporation issued the following press release on first quarter earnings for 2006.

GM Finalizes First-Quarter Financial Results
  o   Q1 Reported Net Income Revised to $445 million, or $0.78 Per Share
  o   GM North America Adjusted Loss Reduced to $462 Million
  o   Health-Care Settlement Costs to Be Recognized Over 7 Years

DETROIT - General Motors Corp. (NYSE: GM) today announced that it had finalized its first-quarter 2006 financial results to reflect final determination of the first-quarter accounting treatment for the recently approved retiree health-care settlement agreement and other adjustments.

As a result, GM earned $445 million, or $0.78 per diluted share of common stock, in the first quarter. These results compare with a preliminary loss for the period of $323 million, or $0.57 a share. GM reported a loss of $1.3 billion, or $2.22 per share in the first quarter of 2005.

The difference between the preliminary and final results primarily reflects a change in the way GM will account for the health-care settlement agreement between GM and the United Auto Workers union. As part of the agreement, GM will make contributions to a new independent Voluntary Employees' Beneficiary Association trust (VEBA) of $1 billion in each of 2006, 2007, and 2011. GM will also make supplemental contributions to this VEBA related to events like profit-sharing payments, wage deferrals from active employees, and increases in the value of GM stock.

After discussions with the U.S. Securities and Exchange Commission on the proper accounting treatment for the settlement agreement, GM has determined that it will recognize the impact of the contributions over approximately 7 years, beginning in the third quarter of 2006 when the health-care changes are scheduled to take effect.

Excluding special items, GM reported adjusted net income of $184 million, or $0.32 per diluted share in the first quarter of 2006, compared with a preliminary adjusted loss for the period of $529 million, or $0.94 per share. In the year-ago quarter, GM reported an adjusted loss before special items of $988 million, or $1.75 per share.

The following table describes the effects of the accounting treatment, and the adjustment in GMAC's profitability as noted below, on adjusted net income, which excludes special items.

               GM First Quarter Adjusted Net Income (loss) (Dollars in millions except per share amounts)

                    Preliminary Q1-2006    Final Q1-2006           Q1-2005
GMNA                            $ (946)          $ (462)         $ (1,513)
Total Automotive                  (721)            (237)           (1,504)
Other                             (413)            (216)             (212)
GMAC                               605              637               728
---------------------------------------------------------------------------
Total GM                        $ (529)           $ 184            $ (988)
Earnings (loss)
per share - diluted            $ (0.94)           $0.32            $(1.75)

The reported results for the first quarter of 2006 include special items totaling a favorable $261 million after tax, or $0.46 per diluted share. These results include a gain of $372 million from the sale of most of GM's stake in Suzuki. This gain was increased by $55 million to reflect finalization of the foreign exchange treatment for the transaction. The gain was partially offset by restructuring charges totaling $111 million, or $0.19 per share, at GM North America, GM Europe and GM Latin America/Africa/Middle East.

GM is also revising its first-quarter financial results for General Motors Acceptance Corporation (GMAC) to reflect finalization of the tax effect of the sale of GMAC Commercial Mortgage, which closed late in March. As a result, GMAC earned $637 million in the first quarter of 2006, compared to the previously reported preliminary first-quarter net income of $605 million. GMAC earned $728 million in the year-ago period.

GM remains committed to reducing structural costs in North America by $7 billion on a running rate basis by the end of 2006. Running rate basis refers to the average annualized cost savings into the foreseeable future anticipated to result from cost savings actions when fully implemented.

Due to the change in the accounting treatment of the UAW health-care settlement, GM now expects approximately $4.5 billion of structural cost reductions to be realized during calendar year 2006, compared with $4 billion previously estimated for calendar year 2006.

GM plans to file a complete set of revised financial results when it files its 10-Q report with the Securities and Exchange Commission later this week.

Forward-Looking Statements

In this press release and in related comments by General Motors' and GMAC's management, the use of the words "expect," "anticipate," "intend," "commit," "may," "would," "could," "should," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. Other than statements of historical fact, all statements in this press release and in related comments, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on possible future events, and we believe that when we made these judgments they were reasonable, these statements are not guarantees of any events or financial results, and GM's actual results may differ materially due to numerous important factors that may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.

Such factors include, among others, the following: the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring, health care cost reductions and an accelerated attrition program and to implement capital expenditures at levels and times planned by management; the pace of product introductions; market acceptance of the Corporation's new products; significant changes in the competitive environment and the effect of competition in the Corporation's markets, including on GM's pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; costs and risks associated with litigation; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could result in an impact on earnings; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees; shortages of and price increases for fuel; and changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate.

In addition, GMAC's actual results may differ materially due to numerous important factors that are described in GMAC's most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: the ability of GM to complete the sale of a 51-percent controlling interest in GMAC; significant changes in the competitive environment and the effect of competition in GMAC's and GM's markets, including on GMAC's and GM's pricing policies; and GMAC's ability to maintain adequate financing sources and an appropriate level of debt.

Investors are cautioned not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.


                                      # # #

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)
Date:  May 9, 2006                   By:  /s/PETER R. BIBLE
                                     ---  -----------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)